Exhibit 10.2

ASSET PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS (OAK CREEK)

This ASSET PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (OAK CREEK) (this “Agreement”) is made as of July 20, 2023 (the “Effective Date”), by and between Environmental Alternative Fuels, LLC (“Seller”), a Delaware limited liability company and wholly-owned subsidiary of EVO Transportation & Energy Services, Inc., a Delaware corporation, and Clean Energy, a California corporation (“Buyer”).

RECITALS

A.
Seller is the owner of certain real property located at 7155 S. 1st Street, Oak Creek, Wisconsin (the “Real Property”). The Real Property consists of the land described in Exhibit A (the “Land”), together with all buildings, improvements (above and below ground), easements and appurtenances thereon and thereto (the “Improvements,” and together with the Land, the “Property”).

B.
Seller desires to sell, and Buyer desires to purchase, the Property.

C.
Seller currently owns that certain compressed natural gas fuel station located on the Property (the “Business”). The term “Business” shall include, collectively, without limitation, (i) all transferrable permits, entitlements and licenses, (ii) all right, title and interest of Seller in any tangible and intangible personal property now or through the Closing owned by Seller and exclusively used in the operation of the Business, including, but not limited to, the personal property set forth on Exhibit G attached hereto (collectively, the “Personal Property”), and (iii) the goodwill (“Goodwill”) of the Business. The Property and the Business are collectively referred to as the “Assets”.

D.
Seller desires to sell, and Buyer desires to purchase, the Business.

E.
Seller, as seller, and Buyer, as buyer, have also entered into that certain Asset Purchase and Sale Agreement and Joint Escrow Instructions (Tolleson) dated substantially concurrently herewith (the “Affiliate PSA”) for the purchase of that certain property located in Tolleson, Arizona under the terms and conditions set forth therein.

F.
Seller, as seller, and California Clean Energy, Inc., a California corporation, an affiliate of Buyer, as buyer, have also entered into that certain Equipment Purchase Agreement dated substantially concurrently herewith for the purchase of that certain equipment located at 5188 E. Loop 820 S., Fort Worth, Texas 76119 under the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and subject to the conditions hereinafter set forth, it is agreed by and between the parties as follows.

AGREEMENT

1)
PURCHASE AND SALE; PURCHASE PRICE:
(A)
Purchase and Sale of Assets. Seller agrees to sell the Assets to Buyer, and Buyer agrees to purchase the Assets from Seller, upon the terms and conditions set forth in this Agreement. The purchase price for the Assets is One Million Two Hundred Thousand Dollars ($1,200,000) (the “Purchase Price”). Buyer shall deliver the Deposit (as defined below) to Escrow Holder as provided in Section 2 below. The Balance of the Purchase Price (as that term is defined herein) shall be payable at the Close of Escrow pursuant to the terms stated herein.
(B)
Simultaneous Closing. Notwithstanding anything to the contrary contained herein, Buyer and Seller agree and acknowledge that Seller shall have no right to sell the Assets hereunder unless the Assets are sold simultaneously at Closing, and the Closing shall occur concurrently with the closing of the transactions contemplated under the Affiliate PSA. In the event Buyer is unable to acquire simultaneously both the Business and the Property from Seller, or close on the transactions contemplated under the Affiliate PSA, for any reason, Buyer may, in its sole and absolute discretion, terminate this Agreement upon written notice to Seller, and thereafter the Deposit (and all interest accrued thereon) shall be immediately returned to Buyer (without the need for any further instructions from Seller or Buyer), and, except for any obligations which expressly survive the termination of this Agreement, the Parties shall not have any further obligation to the other hereunder with respect to the Assets.

2)
ESCROW, DEPOSIT, CLOSING, PRORATIONS, INDEPENDENT CONSIDERATION:
(A)
Escrow and Deposit. Within three (3) business days after the Effective Date, as a deposit against the Purchase Price, Buyer shall deposit Sixty Thousand Dollars ($60,000) (the “Deposit”) into escrow (the “Escrow”) to be opened with First American Title Insurance Company, located at 18500 Von Karman Avenue, Suite 600, Irvine, CA 92612, Attn: Ryan Hahn (“Escrow Holder”). Escrow shall be deemed opened the date Escrow Holder is in receipt of the fully executed Agreement. Seller and Buyer shall execute such further documents or instruments as Escrow Holder may reasonably deem necessary to close this transaction during the term of this Agreement. If Buyer delivers an Approval Notice pursuant to Section 3(A) below, then the Deposit shall become nonrefundable upon expiration of the Due Diligence Period, except as expressly provided herein. Escrow shall hold the Deposit in an interest-bearing account in accordance with the terms and conditions hereof. All interest accruing on such sums shall become a part of the Deposit and shall be distributed as the Deposit in accordance with the terms of this Agreement.
(B)
Closing. The purchase and sale of the Assets (the “Closing”) shall occur on or before the date which is ten (10) days following the expiration of the Due Diligence Period. The actual date as of which the Closing occurs is referred to herein as the “Closing Date” or the “Close of Escrow”. In the event the transactions contemplated hereunder proceed to Closing: on or before the Closing Date, Buyer shall deposit with Escrow Holder cash by means of a confirmed wire transfer through the Federal Reserve System or cashier’s check in the amount of the Purchase Price, plus Buyer’s share of expenses and prorations but less the Deposit (the “Balance of the Purchase Price”) as set forth in this Agreement.

Buyer and Seller shall each have the option to extend the Closing Date one (1) time for a period of ten (10) days upon providing written notice to the other party at least five (5) business days prior to the then-scheduled Closing Date.

(C)
Proration of Expenses. Seller shall pay all documentary transfer taxes imposed on the conveyance of title to the Real Property to Buyer and one-half (1/2) of the Escrow fees. Buyer shall pay one-half (1/2) of the Escrow fees and shall be responsible for any costs relating to the termination of the Contracts, as set forth in Section 9 below. Unless provided elsewhere in this Agreement, all other closing costs shall be paid in accordance with the custom in the county in which the Property is located. Each party will pay its own attorneys’ fees, accountants’ fees and the fees of its other professionals. In addition, each party shall pay the fees associated with the issuance of an extended ALTA owner’s policy of title insurance and any requested endorsements as set forth in Section 5. Final readings and final billings for utilities (including, but not limited to, natural gas) will be made (i) if possible, as of the Closing Date, or (ii) through the utility itself outside of Closing, thus no proration will be made at Closing with respect to utility bills. Buyer shall have all utilities transferred to its name as of the Closing Date.
(D)
Independent Consideration. Seller and Buyer agree that $100.00 of the Deposit will constitute non-refundable independent consideration (the “Independent Consideration”) for Seller’s execution and delivery of this Agreement and, notwithstanding any other provisions of this Agreement to the contrary, will be paid to Seller upon the earlier to occur of: (i) termination of this Agreement for any reason, or (ii) the Closing. The Independent Consideration will be applied against the Purchase Price at Closing.
(E)
Holdback of Purchase Price. For purposes of guaranteeing Seller’s obligation to satisfy the Holdback Conditions (as defined below), the Escrow Holder shall, at Closing, withhold from the Purchase Price an amount of One Hundred Thousand Dollars ($100,000) (collectively, the “Holdback Amount”), which Holdback Amount shall be held in escrow following the Closing Date until the Holdback Conditions are satisfied, pursuant to the terms of an escrow holdback agreement in the form required by Escrow Holder. As used herein, the “Holdback Conditions” means Buyer shall have received a tax clearance certificate from the applicable Wisconsin tax authorities. Should escrow receive any claims exceeding the Holdback

Amount, Seller agrees to refund escrow to cover said claims. The obligations of Seller under this Section 2(E) shall survive the Closing.
3)
DUE DILIGENCE AND CONTINGENCIES.
(A)
Due Diligence Period. From the Effective Date and ending on the day which is sixty (60) days thereafter (the “Due Diligence Period”), Buyer shall have the right to review the materials set forth in Section 5 and Section 6 below and the Assets, and satisfy itself that certain matters are satisfactory to Buyer, in its sole and absolute discretion. Buyer and its agents and representatives (including any architects, engineers and consultants) shall be entitled to enter onto the Real Property at reasonable times and in a reasonable manner to perform inspections and conduct tests of the Assets, and conduct tests of all structural and mechanical systems within the improvements (including, but not limited to walk-in coolers, water heaters, HVAC system(s), and all point of sale and computer hardware and software equipment) (collectively, the “Equipment”) and to conduct such soil, geological, engineering, environmental (including ground water), hazardous or toxic materials, noise, pollution, seismic or other tests, studies or investigations as Buyer reasonably deems appropriate. In addition, Buyer and its agents and representatives shall be entitled to enter onto the Real Property at reasonable times and in a reasonable manner to interview Seller’s management personnel. Buyer agrees to indemnify, defend and hold harmless Seller from all loss, cost and expense (including reasonable attorneys’ fees) incurred, suffered by, or claimed against Seller by reason of any damage to the Real Property, or injury to persons caused by Buyer and/or its agents, employees or contractors in conducting its due diligence as described in this Section 3(A) provided however, the foregoing indemnity shall not apply to the extent any such claims arise from (i) the acts or omissions of Seller or its officers, directors, contractors, employees or agents, (ii) the mere discovery or exposure of a pre-existing condition with respect to the Property, or (iii) the effect of any governmental action which results from any tests, studies or reports obtained by Buyer. The indemnity contained in this Section 3(A) shall survive the termination of this Agreement and/or the Closing.

In the event Buyer (for any reason or no reason) disapproves the Assets, Buyer may terminate its obligation to purchase the Assets by delivering written notice of its disapproval of the Assets to Seller at any time prior to the expiration of the Due Diligence Period (“Termination Notice”), in which case (a) the Deposit shall be immediately refunded to Buyer by Escrow Holder, less the Independent Consideration and any amounts due to Escrow Holder from Buyer pursuant to this Agreement (without the need for any further instructions from Seller or Buyer), and (b) Buyer’s obligation to purchase, and Seller’s obligation to sell, the Assets shall terminate, and neither party shall have any further obligation to the other, except as otherwise provided in this Agreement. In the event that Buyer elects in its sole and absolute discretion to approve all matters relating to the Assets, then Buyer shall deliver written notice of its approval of the Assets to Seller and Escrow Holder prior to the expiration of the Due Diligence Period (“Approval Notice”). If Buyer fails to deliver a Termination Notice or an Approval Notice to Seller prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have delivered a Termination Notice. The provisions of this Section 3(A) shall survive the termination of this Agreement and/or the Closing.

(B)
Contingencies. Seller hereby acknowledges and agrees that, in addition to the contingencies set forth herein, this Agreement is contingent upon the satisfaction of the following contingencies (collectively, the “Contingencies”): (1) Seller delivering the Property free and clear of (i) any tenants or occupants under any lease, license or other similar occupancy agreement, including all Contracts and excluding Buyer or its affiliates, and (ii) any and all liens and other encumbrances, other than the liens set forth in Exhibit D attached hereto (the “Permitted Liens”) and (2) Seller obtaining a waiver of any right of first refusals and/or other purchase options affecting the Property. Seller acknowledges and agrees that upon execution of this Agreement by Buyer and Seller, the Contingencies must either be satisfied or waived by Buyer on or prior to the Close of Escrow. In the event the Contingencies have not been satisfied or waived by Buyer on or before the Close of Escrow, then Buyer shall have the right to terminate this Agreement and receive the full Deposit, plus any interest accrued thereon, and the costs and expenses incurred in the attempted performance of this Agreement shall be paid by the parties in the proportions set forth in Section 2(C), and each party shall be restored, so far as possible, to the position he was in prior to the execution of this Agreement.
4)
[RESERVED]

5)
TITLE: Within five (5) days following the Effective Date, Seller shall deliver to Buyer a preliminary title report and copies of all exception documents referenced therein (the “Title Report”) issued by First American Title Insurance Company, located at 18500 Von Karman Avenue, Suite 600, Irvine, CA 92612 (the “Title Company”), describing the title to the Property, together with a copy of all title exceptions (the “Exceptions”) set forth in the Title Report. In the event the Title Report is not timely delivered, Buyer may, in its sole and absolute discretion, extend the Due Diligence Period by an amount not to exceed one (1) day per each day the Title Report is untimely delivered. Unless disapproved by Buyer in a written notice delivered to Seller on or before fifteen (15) days after Buyer’s receipt of the Report (“Buyer’s Title Notice”), Buyer shall be deemed to have approved the condition of title to the Property and/or any natural hazards disclosed by the following (collectively, the “Title Documents”): (i) the Report; (ii) the Exceptions; and (iii) the legal description of the Property. Buyer shall have the same rights to approve, disapprove or conditionally approve any Exceptions to title that are not created by Buyer and that come into existence after issuance of the Report but prior to Closing upon the earlier of: (i) five (5) business days after Buyer’s receipt of an amendment to the Report, or (2) the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, Buyer hereby disapproves all leases, tenancies or rights of parties in possession, deeds of trust, delinquent taxes and assessments and other monetary liens affecting the Land, other than the Permitted Liens and liens for non-delinquent property taxes and assessments as described above) and Seller hereby covenants to cause all such disapproved liens to be satisfied at Seller’s sole cost and expense (including all prepayment penalties and charges) before or concurrently with the Close of Escrow from sales proceeds or otherwise.

If Buyer’s Title Notice disapproves any of the Exceptions, then Seller shall have the right, but not the obligation, to indicate which matters, if any, identified in Buyer’s Title Notice will be satisfied or cured by the Closing Date by delivering written notice to Buyer (“Seller’s Title Notice”) within five (5) business days after Seller’s receipt of Buyer’s Title Notice. Seller’s failure to deliver Seller’s Title Notice shall be deemed to constitute Seller’s election not to satisfy or cure any of the matters set forth in Buyer’s Title Notice. Following Seller’s actual or deemed election not to cure or remove any title Exception, Buyer shall have five (5) business days after Seller’s actual or deemed election not to cure any title Exception to notify Seller of its waiver of any one or more of the title Exceptions, or Buyer may terminate this Agreement and receive the entire Deposit, plus any interest accrued thereon. If Buyer does not terminate this Agreement by the expiration of the later of such dates, then Buyer shall be deemed to have approved all such Exceptions, and Buyer shall have no right to terminate this Agreement except in the event of a Seller default.

Seller shall convey by Warranty Deed, in form reasonably satisfactory to Buyer, fee title to the Real Property, subject only to the Permitted Liens and the Exceptions approved or deemed approved by Buyer (the “Warranty Deed”). Buyer’s title to the Property shall be insured by an ALTA extended coverage owner’s policy of title insurance (the “Title Policy”) issued by the Title Company in the amount of the Purchase Price with premium for extended ALTA coverage paid by Buyer. The costs for an ALTA extended coverage and endorsements shall be paid by Buyer, and the cost of any curative endorsements pursuant to Buyer’s Title Notice shall be paid by Seller.

In the event of any supplement to or update of the Title Report, or if a survey discloses additional title exceptions (other than any resulting from Buyer’s activities on the Property), Buyer shall have an additional ten (10) day period following Buyer’s receipt of such supplement or update to approve or disapprove such item in its sole and absolute discretion. Any disapproval will be subject to the same notice/response provisions and right to a refund of the Deposit as set forth in this Section 5.

6)
PROPERTY DOCUMENTS: Within five (5) business days following the Effective Date, Seller agrees to deliver to Buyer via an electronic data room the items listed on Exhibit B hereto, to the extent in Seller’s possession or under the control of Seller (collectively, the “Property Documents”). In addition, during the Due Diligence Period, Seller agrees to deliver or make available to Buyer such other documents and property records as Buyer may reasonably request to the extent relating to the Seller’s ownership and operation of the Property, to the extent in Seller’s possession. In addition, Seller agrees to provide Buyer with copies of all contracts affecting the Property within five (5) business days following the Effective Date that are in the possession or under the control of Seller (collectively, the “Contracts”), and Buyer and Seller shall promptly supplement this Agreement by attaching such Contracts as Exhibit E hereto. In the event the Property Documents are not timely delivered, Buyer may, in its sole and absolute discretion, extend the Due Diligence Period by an amount not to exceed one (1) day per each day such Property Documents are not timely delivered to Buyer.
7)
CLOSING OBLIGATIONS/CONDITIONS.
(A)
Seller’s Closing Obligations. At the Closing, Seller shall execute, acknowledge and deliver, as applicable, each of the following items, the delivery of each of which shall be a condition precedent to the Close of Escrow for the benefit of Buyer:

(i)
One fully-executed and acknowledged Warranty Deed conveying title to the Real Property from Seller to Buyer;

(ii)
A duly executed bill of sale, in substantially the form attached hereto as Exhibit C, conveying all of Seller’s right, title and interest in and to the Personal Property to Buyer (the “Bill of Sale”);

(iii)
A duly executed general assignment, in substantially the form attached hereto as Exhibit F, assigning all of Seller’s right, title and interest in all third-party warranties pertaining to the Assets to Buyer (the “General Assignment”);

(iv)
A Certificate of Non-Foreign Status duly executed by Seller certifying that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (collectively, the “Non-Foreign Affidavits”);

(v)
One (1) fully executed original of the Title Company’s standard form of owner’s affidavit required by Title Company to issue the Owner’s Policy; and

(vi)
Any other document, instrument or agreement necessary to consummate the transactions contemplated herein reasonably requested by Buyer or Escrow Holder.

(B)
Buyer’s Closing Obligations. At the Closing, each Buyer shall execute, acknowledge, and deliver, as applicable, each of the following items, the delivery of each of which shall be a condition precedent to the Close of Escrow for the benefit of Seller:

(i)
The amount of the Balance of the Purchase Price, in cash or immediately available funds, plus any funds as may be necessary to comply with Buyer’s obligations regarding the payment of prorations, costs, and expenses under this Agreement, subject to Escrow Holder’s obligation to retain the Holdback Amount as provided in this Agreement;

(ii)
Executed counterparts of any documents required to be signed by Buyer pursuant to this Agreement;

(iii)
All other instruments and documents necessary to consummate the transactions contemplated by this Agreement.

8)
CONTRACTS: Commencing on the expiration of the Due Diligence Period, Seller may not enter into new Contracts that would be binding upon Buyer or the Assets after Closing without the prior approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed. Promptly following the Effective Date, Seller shall commence the termination of all Contracts, which must be terminated as of the Closing Date. If Seller incurs any fees or penalties relating to the early termination of the Contracts, then Seller will be responsible for such costs at the Closing.

9) ASSUMPTION AND EXCLUSION OF LIABILITIES: Except as expressly provided in this Agreement, Buyer shall not assume or become liable for any obligations, commitments, or liabilities of Seller, whether known or unknown, absolute, contingent, or otherwise, and whether or not related to the Assets, including, without limitation, any employment, business, sales, or use tax relating to Seller’s operation of the Business and use and ownership of the Assets prior to the Closing. Seller shall have the right to enter and inspect the Property after Closing upon reasonable notice to Buyer. The obligations set forth in this Section 9 shall survive Closing.

10)
CONDITION OF PROPERTY: It is understood and agreed that the Assets are being sold “AS IS, WITH ALL FAULTS” without any representations or warranties by Seller or any agent or representative of Seller, expressed or implied, (including, without limitation, any representation or warranty as to the physical condition or value of the Property or its suitability for Buyer’s intended use), except as set forth in Section 12, and that Buyer has, or will have prior to the Closing Date, inspected the Property. Buyer represents and warrants to Seller that it is a knowledgeable, experienced and sophisticated buyer, owner, developer and operator of commercial real estate (including numerous compressed natural gas station properties) and that it has relied and shall rely solely on its own expertise and that of Buyer’s consultants in purchasing the Assets, including without limitation, the Real Property, on Buyer’s own knowledge of the Assets and Real Property based on its investigations and inspections of the Assets and Real Property, and on the express representations and warranties of Seller set forth in Section 12 herein. Buyer agrees that Buyer’s payment of the Purchase Price is Buyer’s acknowledgment that it has had every opportunity to conduct whatever inspection, test, or analysis of the Property that Buyer deemed to be relevant to Buyer’s decision to purchase the Property. Buyer hereby releases the Seller Parties (which shall include the Seller, and its successors, assigns, representatives and agents) from and against any claims, demands, liability, costs, losses and damages with regard to the condition of the Assets.

Seller shall indemnify and defend Buyer against and hold Buyer, its successors and assigns, tenants, partners, shareholders, officers and/or directors (collectively, “Buyer Indemnitees”) harmless from any and all loss, damage, liability or expense, including court costs and reasonable attorneys’ fees, which Buyer Indemnitees may reasonably incur or sustain either prior to or following the Closing Date by reason of or in connection with (i) any breach of Seller’s representations and/or warranties contained herein; (ii) any and all liabilities, claims, demands or damages made or incurred by third parties, whether direct, contingent or consequential, in any way related to or arising from the ownership, use, operation or occupancy of the Property prior to the Closing Date; or (iii) in any way relating to the generation, treatment, storage or disposal of hazardous materials or substances existing on or about the Property prior to the Close of Escrow, except if such generation, treatment, storage or disposal was caused by Buyer when operating its business on and occupying the Property prior to the Closing Date. Seller is not obligated to indemnify any Buyer Indemnitee for any claim or loss arising out of the gross negligence, fraud or willful misconduct of Buyer or its affiliates. The aggregate total amount in respect of which Seller will be liable to indemnify Buyer pursuant to clause (i) above will not exceed the Purchase Price. The indemnity provided herein shall survive the Close of Escrow.

As used herein, the term “hazardous materials” shall mean (a) any toxic substance or hazardous waste, hazardous substance or related hazardous material; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of presently existing federal, state or local safety guidelines, whichever are more stringent; and (c) any substance, material or chemical which is defined as or included in the definition of “hazardous substances”, “toxic substances”, “hazardous materials”, “hazardous wastes” or words of similar import under any federal, state or local statute, law, code, or ordinance or under the regulations adopted or guidelines promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9061 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; and the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.

11)
COVENANTS OF SELLER:
(i)
Conduct of Business. Seller, from the date hereof up to the Closing Date consistent with the “Ordinary Course of Business,” which, as used herein, means consistent with past custom and practice (including with respect to quantity and frequency):

(a) shall perform all customary maintenance and repairs at the Property;

(b) shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any contract with respect to the Assets which is not terminable by Seller or Buyer without penalty upon written notice of thirty (30) days or less;

(c) shall not create any new encumbrances affecting title to the Assets which are not reasonably approved in writing in advance by Buyer and which would not be released at or prior to the Closing; and

(d) shall maintain in existence all licenses, permits and approvals that are now in existence with respect to, and are required for, the ownership, operation or improvement of the Property, and are of a continuing nature, and shall operate the Business in compliance with all licenses, permits and applicable laws.

(ii)
Transfer of Certain Permits. Promptly after Closing, Seller shall notify the local air pollution control district with jurisdiction over the Property and/or the Business that Seller authorizes the transfer to Buyer of all operating permits issued by such district.

(iii)
Bulk Sale. Seller shall timely comply with all requirements of a transferor under applicable laws relating to bulk transfers and provide written evidence of such compliance to Buyer at least ten (10) days prior to Closing and at or prior to Closing provide Buyer with a copy of a bulk sale stop order from the Wisconsin tax authorities and a verification of unemployment contribution payments from applicable authorities to the most recent available date.

(iv)
Insurance. Seller will keep all Property conveyed hereunder fully insured against all usual risks and will maintain in effect all insurance policies now maintained on the same, up to and including the Closing Date.

(v)
Required Repairs. Seller will, prior to the Close of Escrow, perform such repairs or retrofitting to the Property that are, to the actual knowledge of Seller, required by any federal, state or local law, ordinance or regulation applicable to the Property to be performed prior to the Close of Escrow.
12)
REPRESENTATIONS AND WARRANTIES:

(A)
Seller hereby represents and warrants to Buyer as follows, as of the date hereof and as of the Closing Date:
(i)
Organization and Good Standing. Seller is a limited liability company, duly formed, validly existing, and in good standing in the State of Delaware. Seller has the organizational power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms and conditions of this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by Seller being hereinafter referred to, collectively, as the “Seller Documents”) and to perform fully its obligations hereunder and thereunder. The person executing this Agreement for and on behalf of Seller has the authority to execute and bind Seller to the terms of this Agreement and no further action or approvals are needed for the enforcement of this Agreement.

(ii)
Absence of Conflicts. Neither the execution and the delivery by Seller of this Agreement and the other documents executed by Seller in connection herewith, or the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof, will (x) conflict with, violate, result in the breach or termination of, or constitute a default under, any contract, promissory note, or agreement to which Seller is a party or by which it or any of its properties or assets is bound or subject or (y) constitute a violation of any Law applicable to Seller.

(iii)
Litigation. Except as disclosed to Buyer in the Property Documents or elsewhere in this Agreement: (a) there is no investigative action, inquiry, proceeding or legal proceeding pending or, to the knowledge of actual Seller, threatened against Seller, the Assets before any court or before or by any government department, commission, board, agency or instrumentality; (b) there are no occurrences which are likely to give rise to any such action, proceeding or investigation; and (c) there has not been any action, proceeding or investigation which resulted in any judgment, order, injunction or decree against Seller, the Assets which has not been fully paid, satisfied or otherwise discharged, except as disclosed on Schedule 12(a)(iii) attached hereto.

(iv)
Title to the Assets. Seller is the owner of, and holds good and marketable title to, the Assets (other than the Real Property) and shall convey title to the Assets to Buyer free and clear of any and all liens and encumbrances except the Permitted Liens and the Exceptions approved or deemed approved by Buyer pursuant to this Agreement.

(v)
Hazardous Substances. Except as previously disclosed to Buyer in writing: (a) to Seller’s actual knowledge, Seller has at all times complied and is in compliance in all material respects with all environmental laws (including without limitation all permits and licenses required thereunder) applicable to the Property; and (b) except as set forth in the environmental materials provided to Buyer hereunder, Seller has not received any oral or written notice of any violation of, or any liability (contingent or otherwise) for corrective or remedial obligation under, any environmental laws.

(vi)
OFAC Certification. Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List, “SDN List”) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental statutes, regulations, orders or directives. Such persons may be referred to as, “Blocked Persons”.

(vii) Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended

(viii)
Violations of Laws. To Seller’s actual knowledge, the operation, use, development and ownership of the Property does not violate any ordinance, rule, law, regulation, requirement or order of any governmental or quasi-governmental authority or any agency, body or subdivision thereof and no investigation has been commenced or is contemplated respecting such possible violation. No notices of any current violation of governmental regulations, ordinances or laws relating to the Property have been received by Seller or, to Seller’s knowledge, entered against Seller, and, to Seller’s knowledge, no such violations exist.

(ix)
Survival. The representations and warranties of Seller set forth in this Agreement shall survive the Closing for a period of nine (9) months following such Closing.
(B)
Buyer hereby represents and warrants to Seller as follows, as of the date hereof and as of the Closing Date:
i.
Organization and Good Standing. Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the state of California and has the organizational power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms and conditions of this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by Buyer being hereinafter referred to, collectively, as the “Buyer Documents”) and to perform fully its obligations hereunder and thereunder. The person executing this Agreement for and on behalf of Buyer has the authority to execute and bind Buyer to the terms of this Agreement and no further action or approvals are needed for the enforcement of this Agreement.
ii.
Absence of Conflicts. Neither the execution and the delivery by Buyer of this Agreement and the Buyer Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by Buyer with any of the provisions hereof or thereof, will (i) conflict with, violate, result in the breach or termination of, or constitute a default under, any contract, promissory note, or agreement to which Buyer is a party or by which it or any of its properties or assets is bound or subject or (ii) to the best of Buyer’s knowledge, constitute a violation of any law applicable to Buyer.
iii.
Litigation. There is no legal proceeding pending or, to the knowledge of Buyer, threatened against Buyer that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, the Buyer Documents or any action taken or to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby or thereby.
iv.
Survival. The representations and warranties of Buyer set forth in this Agreement shall survive the Closing for a period of nine (9) months following such Closing.

vi. Suitability. Neither Buyer nor any of its shareholders, members, and/or partners have ever been convicted of a felony.

vii. Future Profits/Losses. Buyer acknowledges and understands that any future profits or losses from the Business or the Assets acquired pursuant to this Agreement will be the result of Buyer’s labor and efforts and that Seller has made no representations or warranties, either express or implied, concerning same.

13)
PERSONAL PROPERTY: The Personal Property shall consist of all items, furniture, fixtures, equipment, machinery, parts and other tangible personal property owned by Seller and situated at the Property on the Effective Date, including without limitation: the backroom personal computer, credit card machine, money order machine, and all sign structures; fixtures and equipment now attached to or used in connection with the Property, including without limitation, all pumps and dispensers, canopies, fuel lines, fittings and connections used in the ordinary course of business at the Property to receive and dispense compressed natural gas; to the extent transferable, all operating permits, fuel equipment, and other permits, licenses, filings and other governmental authorizations, agreements, contracts, and approvals; all plans and specifications, surveys, blueprints and drawings in Seller’s possession or under its control now or as of the Closing Date related solely to the Property; all of the right, title and interest of Seller in any tangible and intangible personal property now or through the Closing Date owned by Seller and used in the operation of the Business and all service contracts and warranties or guarantees received by Seller from any sellers, contractors, subcontractors, suppliers or materialmen in connection with any construction, repairs or alteration of any of the Property, and other similar rights relating to the use and operation of the Assets.
14)
PRORATIONS: As applicable, ad valorem property taxes and assessments (site and/or area) and any sign permit fees, whether paid in arrears or paid in advance, and unsecured taxes on Personal Property shall be prorated to the date of Closing, by calculating the entire tax/fee advancement or arrearage due at the time of transfer, and not just since the last tax/fee billing or assessment date, if that amount is different. The amount of the last current billing for all such taxes, assessments and fees shall be used to make the respective proration calculations. The amount of any bond or assessment which is a lien and not customarily paid with real property taxes shall be paid by Seller if same is due on or before the Closing Date. In addition, rents on the billboard sign, deposits (if any), prepaid expenses, and similar items relating to the Property shall be prorated between the parties as of the date of Closing. Charges for water, gas, power, light and other utility service shall be the responsibility of Seller with respect to service up to the Closing Date and shall be Buyer’s responsibility with respect to service on and after the Closing Date. This obligation to make apportionments shall survive the Closing.
15)
REBRANDING; SIGNAGE: Promptly following the Closing, and in no event more than thirty (30) days after the Closing (the "Rebranding Period”), Buyer will, at its own cost and expense, cause each Store to be rebranded under Buyer’s logos and other intellectual property (collectively, “Intellectual Property”) and will remove from the Stores all references to “EVO CNG” and will otherwise remove all of Seller’s Intellectual Property from the Property. During the Rebranding Period, Buyer shall have the right to use the “EVO CNG” name only in a manner reasonably necessary in connection with Buyer’s conduct of the Business at the Property.
16)
POSSESSION DATE: Upon the recording of the Warranty Deed in favor of Buyer, Escrow Holder is then authorized to deliver the Bill of Sale to Buyer and Seller shall give keys and possession of the Business and Property to Buyer.
17)
RISK OF LOSS: Risk of loss to the Assets shall be borne by Seller until the Close of Escrow. In the event that the Property or any material portion thereof is the subject of any governmental taking or the improvements on the Property are destroyed or materially damaged between the Effective Date and the date title to the Property is conveyed to Buyer, Buyer shall have the option of demanding and receiving back the entire Deposit, less the Independent Consideration, and being released from all obligations hereunder, or alternatively, taking such improvements as Seller can deliver. Upon Buyer’s physical inspection and approval of the Property, Seller shall maintain the Property through the Close of Escrow in the same condition and repair as approved, reasonable wear and tear excepted.
18)
DEFAULT: By placing their initials immediately below, Buyer and Seller agree that it would be impractical or extremely difficult to fix actual damages in the event of a default by Buyer, that the amount of the Deposit hereunder (as same may be increased by the terms hereof) is the parties’ reasonable estimate of Seller’s damages in the event of

Buyer’s default, and upon the Buyer’s default in its purchase obligations under this Agreement, not caused by any breach by Seller, Seller shall be released from its obligation to sell the Property and shall retain the Deposit (as same may be increased by the terms hereof) as liquidated damages, which shall be Seller’s sole and exclusive remedy in law or at equity for Buyer’s default.

Seller’s Initials MW

Buyer’s Initials RV

In the event Seller defaults in its obligations under this Agreement prior to the Close of Escrow, then Buyer may, at its option and as its sole and exclusive remedy, either (i) terminate this Agreement by giving written notice of termination to Seller whereupon Escrow Holder will return to Buyer the Deposit, Seller will reimburse Buyer for Buyer’s out-of-pocket costs and expenses incurred in connection with this Agreement, the due diligence investigations of the Property, and its proposed financing of the acquisition (including the costs of collection and enforcement thereof), and both Buyer and Seller will be relieved of any further obligations or liabilities hereunder, or (ii) seek specific performance of this Agreement; provided, however, that to the extent specific performance is not available to Buyer due to Seller’s actions, Buyer shall have all rights and remedies available at law or in equity. Seller hereby covenants and agrees it shall not seek to expunge a lis pendens recorded against the Real Property filed by Buyer in connection with an action by Buyer to specifically enforce this Agreement. Notwithstanding anything herein to the contrary, to the extent specific performance is not legally an available remedy to Buyer due to Seller’s actions, Buyer shall have all rights and remedies available at law or in equity to recover actual money damages and consequential “lost profits” damages. Except as specifically set forth and conditioned in this Section 18, Buyer does hereby specifically waive any right to pursue any other remedy at law or equity for any default of Seller, including, without limitation, any right to seek, claim or obtain any other damages or punitive, exemplary, special, indirect, or speculative damages. This Section shall survive the Closing or any termination of this Agreement.

Notwithstanding anything contained in this Agreement to the contrary, if a party is in breach under this Agreement (the “Defaulting Party”) the other party (the “Non-defaulting Party”) shall deliver written notice to the Defaulting Party of such breach, and (a) the Defaulting Party shall have until 5:00 p.m. local time in the state in which the Land is located on the date that is five (5) business days after the Defaulting Party’s receipt of such written notice to cure the breach, and (b) the Defaulting Party shall not be in default under this Agreement if the Defaulting Party cures such breach on or prior to 5:00 p.m. local time in the state in which the Land is located on the date that is five (5) business days after the Defaulting Party’s receipt of such written notice; provided, however, the foregoing shall not apply with respect to a default by Seller in its obligations to close the transactions contemplated by this Agreement on the Closing Date.

19)
1031 EXCHANGE: Either party may elect to structure the conveyance, transfer and/or assignment of all or an applicable portion of the Assets as a tax-free exchange pursuant to Section 1031 of the Internal Revenue Code of 1996, as amended (a “1031 Exchange”), provided that such party gives notice of such election to the other party at least fifteen (15) days prior to the Closing Date, and provided that the non-exchanging party shall not be required to take title to any other property. If such an exchange is elected by such party (the “Electing Party”), the parties will execute all necessary 1031 Exchange documents (provided, that any costs and expenses incurred shall be borne by the Electing Party), which shall be in a form mutually acceptable to the parties. The Electing Party will indemnify the other party and its affiliates, employees and agents against any and all costs or expenses, which may be sustained by them on account of or in connection with such election to structure the transaction as a 1031 Exchange.
20)
CONDITIONS PRECEDENT TO CLOSING:
(A)
Seller’s obligations to consummate the transactions contemplated by this Agreement are subject to the following conditions:

i.
The representations and warranties made by Buyer in this Agreement shall be true in all material respects when made and on and as of the Closing as though such representations and warranties were made on and as of Closing.

ii.
Buyer shall have performed and complied in all material respects with all provisions of this Agreement required to be performed or complied with by Buyer before or at Closing.

iii.
Buyer shall have executed and delivered to Seller at the Closing each of the Buyer Documents and such additional documents as may be reasonably requested by Seller in order to consummate the transactions contemplated by this Agreement.

(B)
Buyer’s obligations to consummate the transactions contemplated by this Agreement are subject to the following conditions:

i.
The representations and warranties made by Seller in this Agreement shall be true in all materials respects when made and on and as of the date of Closing as though such representations and warranties were made on and as of Closing.

ii.
Seller shall have performed and complied in all material respects with all provisions of this Agreement required to be performed or complied with by Seller before or at Closing.

iii.
Seller shall have executed and delivered to Buyer at the Closing each of the Seller Documents and such additional documents as may be reasonably requested by Buyer in order to consummate the transactions contemplated by this Agreement.

iv.
The Title Company shall be ready, willing, and able to issue an ALTA Extended Owner’s Policy with coverage in the amount of the Purchase Price allocated to the Real Property, showing fee title to the Real Property subject only to the Exceptions approved by Buyer.

v.
No action, suit, or proceeding before any court or any governmental body or authority that would in any way affect the Assets or the ability of the parties to consummate the transactions contemplated by this Agreement shall have been instituted or threatened on or before the Closing Date.

vi.
The Assets shall be in substantially the same condition on the Closing Date as on the Execution Date, and there shall be no material loss or damage to the property prior to the Closing.

vii.
The transactions contemplated under the Affiliate PSA have been consummated.

viii.
The Contingencies shall have been satisfied or waived by Buyer on or prior to Closing.

ix.
Seller shall have timely complied with all requirements of a transferor under applicable laws relating to bulk transfers and have provided written evidence of such compliance to Buyer at least ten (10) days prior to Closing.

(C)
Failure to Satisfy Buyer’s Conditions. Any of Buyer’s conditions precedent may be waived in whole or in part by Buyer in writing at any time on or before the Closing Date. In the event all Buyer’s conditions precedent have not been waived by Buyer or satisfied in full on or before the Closing Date, Buyer may elect to terminate this Agreement and receive a refund of the Deposit, less the Independent Consideration. Notwithstanding the foregoing, with respect to condition vi above, to the extent the condition of the Equipment is not in substantially the same condition on the Closing Date as on the expiration of the Due Diligence Period, Buyer shall receive a credit at Closing equal to the estimated cost to repair such Equipment.
21)
BROKERS: Each party hereby represents and warrants to the other party that no real estate brokerage commission is payable to any person or entity in connection with the Assets based upon any dealings or actions by the party making such representation, except that Seller shall pay a fee to Damon Cuzick upon the closing of this transaction. If any person shall assert a claim to a finder’s fee, brokerage commission, agent’s commission or any other compensation on account of alleged employment as a finder, agent, representative or broker on behalf of a party for performance of services in connection with this transaction, such party agrees to indemnify, defend and hold the other party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim.
22)
SUCCESSORS & ASSIGNS: This Agreement and the addenda hereto shall be binding upon and inure to the benefit of the heirs, successors, agents, representatives and assigns of the parties hereto; provided, however, Buyer may not assign its interest in this Agreement without the consent of Seller, which consent may be withheld by Seller in Seller’s sole discretion.
23)
ATTORNEYS’ FEES: In any litigation or other legal proceeding which may arise between either of the parties hereto, the prevailing party shall be entitled to recover its costs, including reasonable attorneys’ fees and costs of suit in addition to any other relief to which such party may be entitled. As used herein the term “prevailing party” shall mean the party which obtains the principal relief it has sought. If the party which commenced or instituted the action shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.
24)
TIME: Time is of the essence of this Agreement.
25)
NOTICES: All notices required or permitted hereunder shall be given to the parties in writing at their respective addresses as set forth below and shall be effective upon receipt. The parties shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by at least five (5) days written notice to the other party. Should the date upon which any act required to be performed by this Agreement fall on a Saturday, Sunday or Legal Holiday, the time for performance shall be extended to the next business day.
26)
FOREIGN INVESTOR DISCLOSURE: Seller and Buyer agree to execute and deliver any instrument, affidavit or statement, and to perform any act reasonably necessary to carry out the provisions of the Foreign Investment in Real Property Tax and regulations promulgated thereunder.
27)
ENTIRE AGREEMENT; MODIFICATION: Any addendum attached hereto and either signed or initialed by the parties shall be deemed a part hereof. This Agreement, including addenda, if any, expresses the entire agreement of the parties and supersedes any and all previous agreements between the parties with regard to the Property. There are no other understandings, oral or written, which in any way alter or enlarge its terms, and there are no warranties or representations of any nature whatsoever, either express or implied, except as set forth herein. Any future modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.
28)
GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to its rules on the conflicts of law.
29)
COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by email in PDF format counterparts of the signature pages, which shall be deemed an original.
30)
AUTHORITY: Seller and Buyer represent that they have full right, power and authority without the consent or approval of any other person or entity to affect the transfer of the property as provided herein and to perform each of their obligations hereunder. Furthermore, the individuals signing this agreement on behalf of Seller and Buyer have full right, power and authority to execute this Agreement and transfer or purchase the property under the terms and provisions hereunder.
31)
FURTHER ASSURANCES PRIOR TO CLOSE. Seller and Buyer shall, prior to Closing, execute any and all documents and perform any and all acts reasonably necessary, incidental, or appropriate to effect the transactions contemplated by this Agreement.
32)
NOTIFICATION OF CHANGED CIRCUMSTANCES. At any time after the Effective Date and prior to the Closing, if either party becomes aware of any fact or circumstance that would materially change a representation or warranty made under this Agreement, the party with knowledge of those facts shall notify the other in writing as soon as possible after the discovery of the changed circumstances.

33)
SEVERABILITY. In the event any provision of this Agreement is deemed to be invalid, illegal, or unenforceable, all other provisions of this Agreement that are not affected by the invalidity, illegality, or unenforceability shall remain in full force and effect.
34)
EMPLOYEES. All employees of Seller employed at the Property shall be deemed terminated as of the Closing Date, and all wages and benefits due to such employees shall be the sole responsibility of, and paid by Seller, and Buyer shall have no liability therefor. Buyer may, but shall have no obligation to, hire any employees of Seller after the Closing.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date written above.

SELLER:

Environmental Alternative Fuels, LLC,

a Delaware limited liability company

By: /s/ Melinda Wang

Name: Melinda Wang

Title: Secretary

ADDRESS:

Environmental Alternative Fuels, LLC

c/o EVO Transportation & Energy Services, Inc.

2075 W Pinnacle Peak Rd.

Suite 130

Phoenix, AZ 85027

EMAIL: melinda.wang@evotransinc.com

BUYER: Clean Energy, a California corporation
By: /s/ Robert M. Vreeland Name: Robert M. Vreeland Title: Chief Financial Officer

California Clean Energy, Inc.
4675 MacArthur Blvd.,
Email: chad.lindholm@cleanenergyfuels.com
Attention: Chad Lindholm

with a copy to:

California Clean Energy, Inc.
4675 MacArthur Blvd.,
Email: katheryn.klein@cleanenergyfuels.com
Attention: Katheryn Klein

with a copy to:

Rutan & Tucker LLP

18575 Jamboree Road, 9th Floor

Irvine, CA 92612

Attn: Bryan Wilbert, Esq.

Email: bwilbert@rutan.com

EXHIBIT A

LEGAL DESCRIPTION

PARCEL 1 OF CERTIFIED SURVEY MAP NO. 4011 RECORDED IN THE OFFICE OF THE REGISTER OF DEEDS FOR MILWAUKEE COUNTY, WISCONSIN ON APRIL 24, 1981, IN REEL 1370, OF CERTIFIED SURVEY MAPS, IMAGES 1527-1529 AS DOCUMENT NO. 5470706, SAID CERTIFIED SURVEY MAP BEING A PART OF THE NORTHEAST 1/4 OF THE NORTHEAST 1/4 OF SECTION 8, TOWNSHIP 5 NORTH, RANGE 22 EAST, IN THE CITY OF OAK CREEK, MILWAUKEE COUNTY, WISCONSIN.